Exhibit 99.2

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Exhibit 99.2

LONE STAR TECHNOLOGIES, INC. /

GRUPO PEIXOTO de CASTRO

JOINT VENTURE

October 24, 2006

Safe Harbor

This presentation contains forward-looking statements based on assumptions that are subject to a wide range of business risks, including risks typically arising from investments in foreign countries, including exchange rate, currency and profit repatriation risks. There is no assurance that the estimates and expectations in this presentation will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Transaction Overview

Transaction	• Lone Star will acquire 50% stake in in Apolo Mecanica e Estruturas LTDA (“Apolo Tubulars”) • Remaining 50% ownership stake held by GPC
Investment	• Approximately $42 million, which will fund expanded tubular processing capabilities and additional working capital
Funding	• General corporate resources
Expected close	• Fourth quarter 2006
Anticipated financial impact	• Accretive to EPS in 2007

Key Strategic and Operational Benefits

•      Access to stable supply of high-quality, globally competitive small and medium diameter OCTG and line pipe

–      Apolo Tubulars’ output is approx 150,000 tons of oilfield tubular products annually ranging from 2 3/8” to 9 5/8”

–      Most of Lone Star’s investment used to fund new capital equipment to expand product lines

–      Enhance Lone Star Steel’s exclusive marketing alliance with Apolo for its tubular products in North America.

•      Enhanced ability to provide best-in-class products and solutions for customers

–      Practical commercial solutions utilizing profitable, efficient and safe manufacturing as well as state-of-the-art supply chain management

–      Full array of competitively-priced products and services from a single source, when and where customers need them

•      Expanded global reach

–      Participation in growing demand for OCTG and line pipe in Brazil and other rapidly expanding South American markets

–      Provides opportunity to further internationalize and diversify Lone Star’s manufacturing asset base

Expanded Sourcing and Global Reach

Graphic representation of a map of the world showing the following entities at the following locations, together with an inset graphic representation of a map of Brazil and certain neighboring countries showing the location of Apolo Mecanica e Estruturas near São Paulo, Brazil.

Apolo Mecanica e Estruturas, Lorena, Brazil – ERW-SA OCTG & LP

Bellville Tube, Bellville, TX – ERW-FBN OCTG, LP

Citra Tubindo, Batam, Indonesia – Seamless OCTG

Lone Star Steel, Lone Star, TX – ERW-FBN OCTG, LP, ST

Northwest Pipe, Atchison, KS – ERW-SA LP

Tex-Tube, Houston, TX – ERW-SA LP & OCTG

Texas Tubular Prod., Lone Star, TX – ERW-SA OCTG & LP

TMK, Volgograd & Others , Russia – Seamless OCTG

Tubos Apolo, Lorena, Brazil – ERW-SA OCTG & LP

Valin Tube & Wire, Hengyang China – Seamless OCTG

Welspun, Vettadora, India – SAW & ERW LP

ERW = Electric Resistance Welded
FBN = Full-Body Normalized
LP = Line Pipe
OCTG = Oil Country Tubular Goods

SA = Seam Annealed

SAW = Submerged Arc Welded

ST = Specialty Tubing

LONE STAR TECHNOLOGIES, INC.